SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




         Date of Report (Date of earliest event reported): July 30, 1999




                              HRPT PROPERTIES TRUST
               (Exact name of registrant as specified in charter)




   Maryland                        1-9317                      04-6558834
(State or other               (Commission file               (IRS employer
jurisdiction of                    number)                identification no.)
incorporation)



400 Centre Street, Newton, Massachusetts                             02458
(Address of principal executive offices)                          (Zip code)



Registrant's telephone number, including area code:  617-332-3990



          (Former name or former address, if changed since last report)


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Item 5.  Other Events.

         Introduction.

         In its Current Report on Form 8-K dated December 23, 1998 (the "December, 1998 Form 8- K"), HRPT Properties Trust ("HRP") announced a plan for a possible separate financing of certain senior housing properties which would include a public offering of common shares of a subsidiary ("Senior Housing") and a distribution to HRP's shareholders of common shares of that subsidiary. HRP has decided not to proceed with the plan as previously announced. Rather, HRP intends to distribute the common shares of Senior Housing in the manner described below (the "Spin-Off").

         The Spin-Off, which is described in more detail below, constitutes one alternative transaction that HRP is considering with respect to financing its senior housing and healthcare real estate investments. The transaction is contingent, and there can be no assurance that HRP will pursue the Spin-Off rather than other alternatives, or that it will separately finance its senior housing and healthcare properties at all. References in this Form 8-K to HRP includes its consolidated subsidiaries, unless the context otherwise requires.

         If the Spin-Off occurs, HRP will distribute a prospectus concerning those shares to its shareholders prior to the distribution.

         The Proposed Transaction.

         The basic elements of the plan announced by HRP are as follows:

         Senior Housing, a Maryland real estate investment trust, is a wholly owned subsidiary of HRP. HRP has contributed to other wholly owned subsidiaries its interest in 93 properties, which include (i) 14 properties leased to subsidiaries of Marriott International, Inc., (ii) four properties leased to subsidiaries of Brookdale Living Communities, Inc., (iii) 26 properties leased to subsidiaries of Mariner Post-Acute Network, Inc., (iv) 42 properties leased to subsidiaries of Integrated Health Services, Inc., (v) one property leased to a subsidiary of Genesis Health Ventures, Inc. and (vi) six properties leased to other tenants. As used in this Report, the term "Senior Housing Properties" means these 93 properties, collectively, subject to such substitutions or variations, if any, as may result when and if the proposed plan is finalized.

         Senior Housing currently has 26 million common shares of beneficial interest ("Senior Housing Common Shares") outstanding.

         If the plan is consummated, HRP would contribute the capital shares of the subsidiaries owning the Senior Housing Properties to Senior Housing. In exchange for the transfer of certain of the Senior Housing Properties, Senior Housing and/or a subsidiary would issue to HRP a promissory note for $200 million. Concurrently with the contribution of the subsidiary shares, HRP would distribute to its shareholders approximately 13.2 million Senior Housing Common Shares (the "Spin-Off Shares") which it currently owns. Prior to the Spin-Off, Senior Housing would enter into a new $350 million bank credit facility, secured by certain of the Senior Housing Properties. Shortly after

                                       -2-
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completion of the Spin-Off,  Senior Housing would borrow $200 million under this bank credit facility and pay the promissory note due to HRP.

         Senior Housing has filed a registration statement on Form S-11 (the "Senior Properties Registration Statement") with the Securities and Exchange Commission relating to HRP's distribution of the Spin-Off Shares. The Senior
Properties Registration Statement has not yet become effective. The Senior Housing Common Shares may not be sold nor may offers to buy be accepted prior to the time such registration statement becomes effective. This Report shall not constitute an offer to sell or the solicitation of an offer to buy Senior Housing Common Shares, nor shall there be any sale of the Senior Housing Common Shares in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such State.

         The proposed arrangements between the Trust's investment advisor and Senior Housing and the proposed changes in the officers and trustees of HRP following the Spin-Off remain as were described in the December, 1998 Form 8-K.

         While HRP believes that pursuing a plan of the nature described above is appropriate to promote shareholder value, the proposed plan is dependent on a number of conditions, including the determination to go forward with the plan and Senior Housing's ability to complete the new bank credit facility on acceptable terms.


                           FORWARD LOOKING STATEMENTS

         This Current Report on Form 8-K contains statements that constitute forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this Form 8-K and include statements regarding strategies, plans, beliefs and current expectations of HRP's management. Readers are cautioned that any such forward looking statements are not guarantees of future events and involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to, the factors discussed in the preceding paragraph.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 HRPT PROPERTIES TRUST



                                  By: /s/ Ajay Saini
                                      Ajay Saini, Treasurer and Chief Financial
                                      Officer

Date: July 30, 1999